FOR IMMEDIATE RELEASE	CONTACT:	Daniel T. Hendrix President and Chief Executive Officer Patrick C. Lynch Chief Financial Officer (770) 437-6800 Financial Dynamics: Christine Mohrmann, Jim Olecki (212) 850-5600

INTERFACE REPORTS THIRD QUARTER 2004 RESULTS
-- Third Quarter Sales Up 11.7% Year-Over-Year --
-- Third Quarter Orders Up 17.6% Year-Over-Year --
-- Income From Continuing Operations of $2.4 million, or $0.05 per share --

ATLANTA, Georgia, October 27, 2004 - Interface, Inc. (Nasdaq: IFSIA), a worldwide interiors products and services company, today announced results for the third quarter ended October 3, 2004.

The Company also announced its intent, in line with its strategy to concentrate on its core capabilities, to exit its owned Re:Source dealer businesses.  The owned Re:Source dealers are part of a broader network comprised of owned and aligned dealers that sell and install floorcovering products.  The discussion of results in this release, except for net loss, excludes the Company’s owned Re:Source dealer businesses.

Third quarter 2004 results include an 11.7% increase in sales to $222.8 million, from $199.5 million in the year ago period.  Operating income was $15.9 million in the third quarter 2004, a 43.2% increase over operating income of $11.1 million in the third quarter 2003.  Income from continuing operations was $2.4 million, or $0.05 per share, in the third quarter 2004, compared with income from continuing operations of $146,000, or $0.00 per share, in the third quarter 2003.

As required by accounting standards, the Company reported the results of operations for its owned Re:Source dealer businesses as “discontinued operations.”  Included in those results is an operating loss of $4.1 million as well as write-downs for the impairment of assets and goodwill of $17.5 million and $29.0 million, respectively.  As a result, the Company’s net loss for the third quarter 2004 was $47.8 million, or $0.92 per fully diluted share, compared with a net loss in the third quarter 2003 of $13.4 million, or $0.26 per fully diluted share.

“Through the continued strength of our worldwide modular business during the third quarter, we were able to attain sequential and year-over-year growth in both sales and operating income, as well as continue to gain market share,” said Daniel T. Hendrix, President and Chief Executive Officer.  “While the corporate office market has been gradually improving, we are pleased to have achieved these results despite the lack of a sizeable recovery in this market.  Order activity remained strong during the quarter, reflecting the increasing momentum we are seeing in our business segment initiatives, and that order trend has continued up through the present.  For the third quarter, orders were up 18% to $239 million, compared with the third quarter of last year.”

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Mr. Hendrix continued, “Interface continues to lead and shape the growth of the modular carpet market.  Our segmentation strategy has more than doubled our opportunity in the commercial carpet market, and has enabled us to deliver worldwide modular sales growth and broadloom sales growth of 13% and 12%, respectively, year-over-year.  The education, retail, government and residential market segments produced particularly encouraging results during the third quarter.  In addition, our fabrics business experienced a 5% increase in sales, year-over-year, primarily driven by an increase in its contract market sales.  We are pleased with our success in further penetrating these markets and capitalizing on the sales opportunities they present.”

For the first nine months of 2004, sales were $649.1 million, compared with $570.3 million for the same period a year ago, an increase of 13.8%.  Operating income for the 2004 nine-month period increased to $45.4 million, from $19.4 million in the comparable 2003 nine-month period (after a pre-tax restructuring charge of $4.6 million, or $0.09 per share after-tax, in that 2003 period).  Income from continuing operations during the first nine months of 2004 was $4.6 million, versus a loss from continuing operations of $8.6 million, after the restructuring charge, in the first nine months of 2003.  Including the results of the discontinued operations of the owned Re:Source dealer businesses, the Company reported a net loss of $51.0 million, or $0.98 per fully diluted share, for the first nine months of 2004.  This compares with net loss of $29.2 million, or $0.58 per fully diluted share, for the first nine months of 2003, after the restructuring charge.

With respect to the Re:Source dealers, Mr. Hendrix commented, “While our aligned distribution channel remains an important part of our strategy, we have made the decision to exit the owned distribution business.  The driving force behind this decision was our need to stop the losses this business has realized over the past few years.  In addition, this move will reduce our cost structure and working capital requirements, thus improving our cash flow and leaving a more streamlined Interface that will be able to better capitalize on future opportunities.  To date, we have been successful in selling three of our fifteen dealer locations, and have plans of exiting the remaining locations in an orderly fashion.”

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Mr. Hendrix concluded, “Looking to the fourth quarter, we are encouraged by our results for the third quarter and with the progress we are making through our strategic initiatives.  Our market segmentation efforts and ongoing cost management program have led to higher sales levels and significant improvements in profitability, while increasing our market presence in both the corporate and non-corporate office markets.  As we move into the fourth quarter, we will continue to build on our leadership position in the modular market and take the necessary steps toward further strengthening our operations.   Based on the present trends, we expect continued sales growth and margin expansion in the fourth quarter.”

The Company will host a conference call tomorrow, October 28, 2004, at 9:00 a.m. Eastern Time, to discuss its third quarter 2004 results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=954176  or through the Company’s website at http://www.interfaceinc.com/results/investor/.  The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through October 28, 2005 at 11:59 p.m. Eastern Time.

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.  The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley and Prince Street brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market.  The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Toltec, Intek, Chatham and Camborne brands.  The Company provides specialized carpet replacement, installation, maintenance and reclamation services through its Re:Source Americas service network.  In addition, the Company provides specialized fabric services through its TekSolutions business and produces InterCell brand raised/access flooring systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by cycles in the construction and renovation of commercial and institutional buildings,” “Our continued success depends significantly upon the efforts, abilities and continued service of our senior management executives and our design consultants,” “Our substantial international operations are subject to various political, economic and other uncertainties,” “Our Chairman, together with other insiders, currently

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has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness which could have important negative consequences to us,” and “Our Rights Agreement could discourage tender offers or other transactions that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

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INTERFACE REPORTS THIRD QUARTER 2004 RESULTS	- 5 -

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	3-Oct-04	28-Sep-03	3-Oct-04	28-Sep-03

Net Sales	$222,822	$199,502	$649,068	$570,330
Cost of Sales	157,298	142,137	451,865	406,566
Gross Profit	65,524	57,365	197,203	163,764
Selling, General and Administrative Expenses	49,645	46,265	151,765	139,838
Restructuring Charge	-	-	-	4,555
Operating Income	15,879	11,100	45,438	19,371
Interest Expense	11,395	11,033	34,752	31,426
Bond Cost	-	-	1,869	-
Other Expense	288	(148)	1,610	1,410
Income (Loss) Before Taxes on Income	4,196	215	7,207	(13,465)
Tax Expense (Benefit)	1,826	69	2,619	(4,887)
Income (Loss) from Continuing Operations	2,370	146	4,588	(8,578)
Discontinued Operations, Net of Tax	(21,617)	(4,709)	(27,023)	(11,751)
Loss on Disposal, Net of Tax	465	(8,825)	465	(8,825)
Impairment of Goodwill, Net of Tax	(29,044)	-	(29,044)	-
Net Loss	$(47,826)	$(13,388)	$(51,014)	$(29,154)

Earnings (Loss) Per Share – Basic
Continuing Operations	$0.05	$-	$0.09	$(0.17)
Discontinued Operations	(0.43)	(0.09)	(0.53)	(0.23)
Loss on Disposal	0.01	(0.18)	0.01	(0.18)
Impairment of Goodwill	(0.58)	-	(0.58)	-
Earnings (Loss) Per Share – Basic	$(0.95)	$(0.27)	$(1.01)	$(0.58)

Earnings (Loss) Per Share – Diluted
Continuing Operations	$0.05	$-	$0.09	$(0.17)
Discontinued Operations	(0.42)	(0.09)	(0.52)	(0.23)
Loss on Disposal	0.01	(0.17)	0.01	(0.18)
Impairment of Goodwill	(0.56)	-	(0.56)	-
Earnings (Loss) Per Share – Diluted	$(0.92)	$(0.26)	$(0.98)	$(0.58)

Common Shares Outstanding – Basic	50,558	50,273	50,537	50,247
Common Shares Outstanding – Diluted	52,099	50,970	52,038	50,529

Orders from Continuing Operations	$238,800	$203,100	$751,500	$637,000
Continuing Operations Backlog (as of 10/3/04 and
9/23/03, respectively			$109,000	$74,400

Consolidated Condensed Balance Sheets
(In thousands)			3-Oct-04	28-Dec-03
Assets
Cash			$19,700	$15,990
Accounts Receivable			135,650	131,851
Inventory			135,579	133,022
Other Current Assets			17,147	21,738
Assets of Business Held for Sale			44,717	93,405
Total Current Assets			352,793	396,006
Property, Plant & Equipment			196,057	208,178
Other			99,242	98,888
Goodwill			197,111	191,202
Total Assets			$845,203	$894,274

Liabilities
Accounts Payable			$52,115	$57,371
Accrued Liabilities			49,045	70,206
Liabilities of Business Held for Sale			7,131	11,590
Total Current Liabilities			108,291	139,167
Long-Term Debt			16,116	-
Senior and Senior Subordinated Notes			460,000	445,000
Deferred Income Tax			31,518	31,683
Other Long-Term Liabilities			59,695	59,691
Total Liabilities			675,620	675,541
Shareholders’ Equity			169,583	218,733
Total Liabilities and Shareholders’ Equity			$845,203	$894,274

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Consolidated Condensed Statements of Cash Flows	Three Months Ended		Nine Months Ended
(in millions)	10/03/04	09/28/03	10/03/04	09/28/03

Net (Loss)	$(47.8)	$(13.4)	$(51.0)	$(29.2)
Depreciation and Amortization and other non-cash	8.4	7.4	26.2	25.7
Deferreds and other non-cash items	53.9	6.5	54.6	25.9
Change in Working Capital
Accounts Receivable	(1.4)	(4.9)	(3.7)	(34.1)
Inventories	12.3	5.8	(3.3)	(7.7)
Prepaids	3.1	3.6	(0.5)	1.1
Accounts Payable and Accrued Expenses	(16.0)	(4.8)	(26.9)	2.1
Cash Provided from Operating Activities	12.5	0.2	(4.6)	(16.2)
Cash Provided from Operating Activities of Discontinued Operations	(8.9)	10.2	(13.2)	0.6
Cash Provided from Operating Activities	3.6	10.4	(17.8)	(15.6)
Cash Used in Investing Activities	1.4	1.3	(7.9)	(4.7)
Cash Provided from Financing Activities	(0.2)	(16.0)	28.6	5.7
Effect of Exchange Rate Changes on Cash	-	0.8	0.2	1.1
Net Increase (Decrease) in Cash	$ 4.8	$(3.5)	$3.1	$(13.5)

Consolidated Condensed Segment Reporting
(In millions)

	Three Months Ended			Nine Months Ended
	10/03/04	09/28/03	% Change	10/03/04	09/28/03	% Change
Net Sales
Modular Carpet	$141.3	$124.7	13.3%	$411.6	$355.0	15.9%
Broadloom	31.8	28.4	12.0%	88.1	79.4	11.0%
Fabrics Group	46.7	44.5	4.9%	140.3	128.8	8.9%
Specialty Products	3.0	1.9	57.9%	9.1	7.1	28.2%
Total	$222.8	$199.5	11.7%	$649.1	$570.3	13.8%

Operating Income (Loss)
Modular Carpet	$17.3	$12.1		$44.6	$32.2
Broadloom	0.7	1.0		(0.2)	(2.5)
Fabrics Group	(1.6)	(1.5)		1.9	(8.3)
Specialty Products	(0.2)	-		(0.2)	0.2
Corporate Expenses and Eliminations	(0.3)	(0.5)		(0.7)	(2.2)
Total	$15.9	$11.1		$45.4	$19.4

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